UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2024 (July 18, 2024)

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 553-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On July 22, 2024 (the “Closing Date”), EQT Corporation (“EQT”) completed its previously announced acquisition of Equitrans Midstream Corporation (“Equitrans”) pursuant to the Agreement and Plan of Merger, dated as of March 10, 2024 (the “Merger Agreement”), by and among EQT, Humpty Merger Sub Inc., an indirect wholly owned subsidiary of EQT (“Merger Sub”), Humpty Merger Sub LLC, an indirect wholly owned subsidiary of EQT (“LLC Sub”), and Equitrans. Pursuant to the Merger Agreement, Merger Sub merged with and into Equitrans (the “First Merger”), with Equitrans surviving as an indirect wholly owned subsidiary of EQT (the “First Step Surviving Corporation”), and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with LLC Sub surviving the Second Merger as an indirect wholly owned subsidiary of EQT. The events described in this Current Report on Form 8-K took place in connection with the closing of the Merger.

Item 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Agreement

On July 22, 2024, EQT entered into a Fourth Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) with the lenders party thereto (the “Lenders”) and PNC Bank, National Association (“PNC”), as administrative agent, swing line lender and letter of credit (“L/C”) issuer, which amended and restated the Third Amended and Restated Credit Agreement, dated as of June 28, 2022 (as amended from time to time, the “Prior Revolving Credit Agreement”), among EQT, the lenders party thereto and PNC, as administrative agent, swing line lender and L/C issuer.

Under the terms of the Revolving Credit Agreement, EQT may obtain unsecured loans in an aggregate principal amount not to exceed $3.5 billion outstanding at any time (as compared to $2.5 billion under the Prior Revolving Credit Agreement). The Revolving Credit Agreement matures on July 23, 2029 (the “Stated Maturity Date”) (as compared to June 28, 2027 under the Prior Revolving Credit Agreement), but EQT may request two one-year extensions of the Stated Maturity Date, subject to satisfaction of certain conditions. Commitments under the Revolving Credit Agreement may be increased by up to $1.0 billion (as compared to $500.0 million under the Prior Revolving Credit Agreement), subject to the agreement of EQT and new or existing Lenders.

Under the terms of the Revolving Credit Agreement, EQT can obtain Base Rate Loans (as defined in the Revolving Credit Agreement) or Term SOFR Rate Loans (as defined in the Revolving Credit Agreement). Base Rate Loans are denominated in dollars and bear interest at a Base Rate (as defined in the Revolving Credit Agreement) plus a margin ranging from 12.5 basis points to 100 basis points (previously, 0 to 125 basis points under the Prior Revolving Credit Agreement) determined on the basis of EQT’s then current credit ratings. Term SOFR Rate Loans bear interest at a Term SOFR Rate (as defined in the Revolving Credit Agreement) plus an additional 10 basis point credit spread adjustment plus a margin ranging from 112.5 basis points to 200 basis points (previously, 100 to 225 basis points under the Prior Revolving Credit Agreement) determined on the basis of EQT’s then current credit ratings. EQT is obligated to repay the aggregate principal amount of any outstanding Base Rate Loans or Term SOFR Rate Loans on the earlier of the Stated Maturity Date or the effective date of any other termination, cancellation or acceleration of the Lenders’ commitments under the Revolving Credit Agreement. EQT may voluntarily prepay its borrowings, in whole or in part, without premium or penalty, but subject to reimbursement of funding losses with respect to prepayment of Term SOFR Rate Loans.

The proceeds of the loans made under the Revolving Credit Agreement may be used by EQT for working capital, capital expenditures, share repurchases and other lawful corporate purposes (including repayment and refinancing of indebtedness).

As with the Prior Revolving Credit Agreement, the Revolving Credit Agreement contains certain representations and warranties and various affirmative and negative covenants and events of default, including, among other things, (i) a restriction on the ability of EQT or certain of its subsidiaries to incur or permit liens on assets, subject to certain significant exceptions, (ii) a restriction on the ability of certain of EQT’s subsidiaries to incur debt, subject to certain significant exceptions, (iii) the establishment of a maximum ratio of consolidated debt to total capital of EQT and its subsidiaries that are subject to the restrictions of the Revolving Credit Agreement such that consolidated debt shall not exceed 65% of total capital as of the end of any fiscal quarter, (iv) a limitation on certain changes to EQT’s business, and (v) certain restrictions related to mergers and sales of all or substantially all of EQT’s assets.

The foregoing description of the Revolving Credit Agreement is not complete and is qualified in its entirety by reference to the copy of the Revolving Credit Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Term Loan Amendment

On July 22, 2024, EQT entered into a Fourth Amendment to Credit Agreement (the “Term Loan Amendment”) with PNC, as administrative agent, and the other lenders party thereto. The Term Loan Amendment amends that certain Credit Agreement, dated as of November 9, 2022 (as amended on December 23, 2022, April 25, 2023, and January 16, 2024, the “Term Loan Credit Agreement”), among EQT, PNC, as administrative agent, and the other lenders party thereto, to, among other things, revise certain baskets, thresholds and other terms to align with the corresponding provisions in the Revolving Credit Agreement.

The foregoing description of the Term Loan Amendment is not complete and is qualified in its entirety by reference to the copy of the Term Loan Amendment attached hereto as Exhibit 10.2, which is incorporated herein by reference.

The lenders under the Revolving Credit Agreement and the Term Loan Amendment are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for EQT or its affiliates, for which they received or will receive customary fees and expenses. In particular, affiliates of certain lenders under the Revolving Credit Agreement and/or the Term Loan Amendment served as EQT’s or Equitrans’ financial advisors in connection with the Merger. In addition, in the ordinary course of their various business activities, the lenders under the Revolving Credit Agreement and the Term Loan Amendment and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve EQT’s securities and instruments. The lenders and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As discussed in the Introductory Note, which is incorporated into this Item 2.01 by reference, on July 22, 2024, EQT completed its previously announced acquisition of Equitrans pursuant to the Merger Agreement. At the effective time of the First Merger (the “Effective Time”), among other things, each share of common stock, no par value, of Equitrans (“Equitrans Common Stock”) that was issued and outstanding immediately prior to the Effective Time (other than shares of Equitrans Common Stock owned by Equitrans or its subsidiaries or by EQT or its subsidiaries) was converted into the right to receive, without interest, 0.3504 (the “Exchange Ratio”) of a share of common stock, no par value, of EQT (“EQT Common Stock”), with cash paid in lieu of fractional shares of EQT Common Stock that holders of Equitrans Common Stock would otherwise have been entitled to receive in the Merger.

Also at the Effective Time, outstanding Equitrans equity-based awards were treated as follows:

•	Each outstanding restricted stock award, restricted stock unit award or performance share unit awards with respect to Equitrans Common Stock (“Equitrans PSU”) (other than each outstanding Equitrans PSU award where vesting was subject to the occurrence of an in-service date concerning the Mountain Valley Pipeline (each such Equitrans PSU award, an “MVP PSU award”)) in respect of Equitrans Common Stock that was held by an employee or other service provider of Equitrans was converted into a restricted stock unit award, with substantially the same terms and conditions as were applicable to the pre-conversion award, in respect of a number of shares of EQT Common Stock equal to the product (rounded up to the next whole share) of (i) the number of shares of Equitrans Common Stock subject to the pre-conversion award multiplied by (ii) the Exchange Ratio. Performance conditions that were applicable to any such Equitrans PSUs were deemed to have been earned at the greater of (a) actual performance as of the Closing Date and (b) target level of performance for such Equitrans PSUs; provided, that with respect to any Equitrans PSU award subject to a sub-performance period that had not commenced on or prior to the Effective Time, the number of earned Equitrans PSUs was based on the target level of performance in respect of such sub-performance period. The converted awards are subject solely to time-based vesting.

•	With respect to each MVP PSU award that remained subject to continued service beyond the Closing Date, such MVP PSU award was assumed by EQT and converted into a restricted stock unit award with respect to a number of shares of EQT Common Stock equal to the product (rounded up to the next whole share) obtained by multiplying (i) the number of shares of Equitrans Common Stock underlying such MVP PSU award by (ii) the Exchange Ratio. The converted awards in respect of the MVP PSU awards remain subject to the same prior terms and conditions.

•	Each converted Equitrans restricted stock award, restricted stock unit award, Equitrans PSU award and MVP PSU award otherwise generally continue to be subject to the same terms and conditions (including with respect to vesting) as applied to the corresponding assumed award as of immediately prior to the Effective Time, except that (i) with respect to those restricted stock unit awards issued in conversion of Equitrans equity awards outstanding as of the date of the Merger Agreement, in the event the applicable holder’s employment or service is terminated without cause or by the holder for good reason, the EQT restricted stock unit award will become fully vested and non-forfeitable as of the date of such termination, (ii) any amounts relating to dividends or dividend equivalents, as applicable and if any, granted with respect to such assumed award that are accrued but unvested and unpaid as of the Merger will carry over and will be paid if required by and in accordance with the terms and conditions applicable to the corresponding assumed award immediately prior to the Effective Time (as modified by the Merger Agreement in the event of a termination of employment) and (iii) any dividend equivalents that are payable with respect to any unvested EQT restricted stock unit following the closing of the Merger will be paid within 30 days following vesting.

•	Equitrans options became vested and exercisable prior to the Effective Time and, to the extent not exercised, automatically, and without any action on the part of the holder thereof, were canceled for no consideration or payment therefor.

•	Equitrans phantom units were canceled at the Effective Time and settled in shares of EQT Common Stock.

The foregoing description of the Merger is not complete and is qualified in its entirety by reference to the copy of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

On July 19, 2024, EQT borrowed $1.65 billion under the Prior Revolving Credit Agreement to (i) fund the redemption of all of the outstanding Series A Perpetual Convertible Preferred Shares, no par value per share, of Equitrans on July 22, 2024 prior to the consummation of the Merger, (ii) repay all outstanding obligations for principal, interest and fees under, and terminate, the Third Amended and Restated Credit Agreement, dated as of October 31, 2018 and as amended on March 30, 2020, April 16, 2021, April 22, 2022, October 6, 2023, and February 15, 2024, by and among EQM Midstream Partners, LP (“EQM”), a wholly owned subsidiary of Equitrans, as borrower, Wells Fargo Bank, National Association, as the administrative agent, swing line lender, and an L/C issuer, and the lenders party thereto, and (iii) pay certain fees and expenses associated with the Revolving Credit Agreement, the Term Loan Amendment and the Merger.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Pursuant to the Merger Agreement, on July 22, 2024, at the Effective Time, the board of directors of EQT (the “Board”) increased the size of the Board by three members and appointed Vicky A. Bailey, Thomas F. Karam and Robert F. Vagt (collectively, the “Equitrans Designees”), each of whom was a member of the board of directors of Equitrans prior to the Effective Time, to the Board. EQT has agreed to take all necessary action to nominate the Equitrans Designees for election to the Board at the annual meeting of shareholders of EQT to be held in 2025.

Also at the Effective Time, the Equitrans Designees were appointed to serve on the following committees of the Board: (i) Ms. Bailey - the Corporate Governance Committee and the Public Policy and Corporate Responsibility Committee, (ii) Mr. Karam - the Public Policy and Corporate Responsibility Committee and (iii) Mr. Vagt - the Audit Committee and Management Development and Compensation Committee.

As a non-employee director of the Board, each of the Equitrans Designees will receive standard cash and equity compensation for non-employee directors serving on the Board and the Board’s committee(s), prorated for his or her service during the 2024 Board year. The specific compensation terms for non-employee directors are described in EQT’s Definitive Proxy Statement on Schedule 14A filed on March 1, 2024.

Each of the Equitrans Designees and EQT will enter into the standard form indemnification agreement that EQT has entered into with each of its other non-employee directors, pursuant to which EQT has agreed to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their service on the Board, subject to the terms and conditions provided in the agreement. The foregoing summary of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, which is filed as Exhibit 10.18 to EQT’s Annual Report on Form 10-K for the year ended December 31, 2008 and which is incorporated herein by reference.

The Equitrans Designees have no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K, except that Mr. Karam served Equitrans as Executive Chairman from January 1, 2024 until the Effective Time and as Chairman of the Board and Chief Executive Officer from July 2019 through the end of 2023. Prior to the Effective Time, EQT and its subsidiaries (the “EQT Parties”) obtained midstream and water services from Equitrans and its subsidiaries (the “Equitrans Parties”) in its ordinary course of business, and in connection therewith, the EQT Parties paid the Equitrans Parties approximately $1.2 billion and approximately $578.9 million during the year ended December 31, 2023 and the six months ended June 30, 2024, respectively, and the EQT Parties received approximately $0.4 million and $2.4 million during the year ended December 31, 2023 and the six months ended June 30, 2024, respectively, from the Equitrans Parties for reimbursements, primarily for certain capital projects where work was completed by the EQT Parties. Also, prior to the Mountain Valley Pipeline project beginning commercial service, Mountain Valley Pipeline, LLC (a joint venture of Equitrans and other parties, the operator of which is a subsidiary of Equitrans) purchased natural gas from EQT for use as line pack and paid the EQT Parties approximately $1.2 million during the six months ended June 30, 2024. In addition, EQM, a subsidiary of Equitrans, owns a preferred interest in EQT Energy Supply, LLC, a subsidiary of EQT, which is accounted for as a note payable due to the terms of the operating agreement of EQT Energy Supply, LLC. The principal value of the note payable to EQM was $94.3 million as of December 31, 2022, $88.5 million as of December 31, 2023 and $85.4 million as of June 30, 2024. Pursuant to the note payable to EQM, the EQT Parties paid EQM approximately $5.8 million in principal and approximately $5.1 million in interest during the year ended December 31, 2023 and approximately $3.1 million in principal and approximately $2.4 million in interest during the six months ended June 30, 2024.

Amendment to the EQT Corporation 2020 Long-Term Incentive Plan

On July 22, 2024, the EQT Corporation 2020 Long-Term Incentive Plan (as amended on April 20, 2022, the “EQT LTIP”) was amended to assume the shares of Equitrans Common Stock that were available for grant under the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan immediately prior to the consummation of the Merger (such shares, after appropriate adjustment to reflect the Merger, the “Remaining Equitrans Plan Shares”) so that the Remaining Equitrans Plan Shares are available for issuance by EQT after the consummation of the Merger under the EQT LTIP in accordance with, and subject to the terms and conditions of, the New York Stock Exchange Listed Company Manual (including Rule 303A.08 thereof).

The foregoing description of the amendment to the EQT LTIP is not complete and is qualified in its entirety by reference to the copy of thereof attached hereto as Exhibit 10.3, which is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 18, 2024, upon approval by EQT’s shareholders of the proposals presented at EQT’s special meeting of shareholders held on such date pursuant to the Merger Agreement, the Amended and Restated Bylaws of EQT (as amended through December 12, 2023, the “Bylaws”) were amended in order to effect the planned appointment of one of the Equitrans Designees, Mr. Vagt, currently age 77, upon consummation of the Merger in accordance with the Merger Agreement, as described in the first paragraph of Item 5.02 of this Current Report on Form 8-K. Prior to such amendment, Section 3.07 of the Bylaws provided that no director of EQT shall be permitted to serve in that capacity after the date of the annual meeting of shareholders next following his or her 74th birthday. Pursuant to such amendment, any director of EQT who is a Company Designee (as defined in the Merger Agreement) shall be exempt from such restriction until the date of the second annual meeting of shareholders following the Effective Time.

The foregoing description of such amendment to the Bylaws is not complete and is qualified in its entirety by reference to the copy thereof attached hereto as Exhibit 3.1, which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 22, 2024, EQT issued a news release announcing the completion of the Merger, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information provided in this Item 7.01, including the accompanying Exhibit 99.1, shall be deemed “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor shall it be incorporated by reference in any filing made by EQT pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

EQT incorporates herein by reference the risk factors disclosed in the joint proxy statement/prospectus filed by EQT with the Securities and Exchange Commission (the “SEC”) on June 5, 2024 (the “Joint Proxy Statement/Prospectus”) in the section titled “Risk Factors—Risks Relating to EQT After Completion of the Merger.”

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The audited consolidated balance sheets of Equitrans as of December 31, 2023 and 2022 and the audited statements of consolidated comprehensive income, cash flows and shareholders’ equity and mezzanine equity of Equitrans for the years ended December 31, 2023, 2022 and 2021, and the notes related thereto, are incorporated by reference in this Current Report on Form 8-K from Equitrans’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024.

The unaudited consolidated balance sheet of Equitrans as of March 31, 2024 and the unaudited statements of consolidated comprehensive income, cash flows and shareholders’ equity and mezzanine equity of Equitrans for the three months ended March 31, 2024 and 2023, and the notes related thereto, are incorporated by reference in this Current Report on Form 8-K from Equitrans’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on April 30, 2024.

The audited balance sheets of Mountain Valley Pipeline, LLC - Series A as of December 31, 2023 and 2022 and the audited statements of operations, members’ equity and cash flows of Mountain Valley Pipeline, LLC - Series A for the years ended December 31, 2023, 2022 and 2021, and the notes related thereto, are incorporated by reference in this Current Report on Form 8-K from Equitrans’ Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01(b) for the year ended December 31, 2023 and as of and for the three months ended March 31, 2024 was previously filed in the Joint Proxy Statement/Prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and is incorporated by reference in this Current Report on Form 8-K.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of March 10, 2024, by and among EQT Corporation, Humpty Merger Sub Inc., Humpty Merger Sub LLC and Equitrans Midstream Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by EQT with the SEC on March 11, 2024).
3.1	Amendment to Amended and Restated Bylaws of EQT Corporation (effective July 18, 2024).
10.1*	Fourth Amended and Restated Credit Agreement, dated as of July 22, 2024, by and among EQT Corporation, PNC Bank, National Association, as administrative agent, swing line lender and L/C issuer, and the other lenders party thereto.
10.2*	Fourth Amendment to Credit Agreement, dated as of July 22, 2024, by and among EQT Corporation, PNC Bank, National Association, as administrative agent, and the other lenders party thereto.
10.3	Second Amendment to the EQT Corporation 2020 Long-Term Incentive Plan.
23.1	Consent of Ernst & Young LLP (independent registered public accounting firm for Equitrans Midstream Corporation).
23.2	Consent of Ernst & Young LLP (independent auditors for Equitrans Midstream Corporation - Mountain Valley Pipeline, LLC - Series A).
99.1	News Release, dated July 22, 2024, issued by EQT Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. EQT agrees to provide a copy of any omitted schedule or exhibit to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: July 22, 2024	By:	/s/ Jeremy T. Knop
	Name:	Jeremy T. Knop
	Title:	Chief Financial Officer